UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): NOVEMBER 18, 2009

THE ARISTOTLE CORPORATION

(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

DELAWARE	0-14669	06-1165854
(STATE OR OTHER JURISDICTION	(COMMISSION FILE	(I.R.S. EMPLOYER
OF INCORPORATION)	NUMBER)	IDENTIFICATION NO.)

96 CUMMINGS POINT ROAD, STAMFORD, CONNECTICUT

 (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

06902

(ZIP CODE)

(203) 358-8000

(REGISTRANT’S TELEPHONE NUMBER, INCLUDING AREA CODE)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⁯Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⁯Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⁯Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⁯Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item  8.01 Other Events.

On November 18, 2009 at 8:00 a.m. E.S.T. (the “Effective Time”), LRTA, Inc., a Delaware corporation (“Acquisition Co.”) and an affiliate of Geneve Corporation (“Geneve”), filed a Certificate of Ownership and Merger with the Secretary of State of the State of Delaware pursuant to which Acquisition Co. was merged (the “Merger”) with and into The Aristotle Corporation (“Aristotle”) in accordance with the short-form merger provisions of Section 253 of the General Corporation Law of the State of Delaware.  Immediately prior to the Effective Time, Acquisition Co. owned more than 90% of the outstanding shares of common stock, par value $0.01 per share (“Common Stock”), of Aristotle.  Accordingly, under applicable Delaware law, no action by Aristotle’s stockholders (other than Acquisition Co.) was required for the Merger to become effective.  Geneve and the other stockholders of Acquisition Co. had previously disclosed their intention to effect the Merger in a Schedule 13E-3 initially filed with the Securities and Exchange Commission on August 24, 2009, and subsequently amended on October 5, 2009 and October 23, 2009.  As a result of the Merger, Geneve and certain of its affiliated companies own 100% of the capital stock of Aristotle.

Pursuant to the terms of the Merger, at the Effective Time, (i) each share of Common Stock (A) not owned by Acquisition Co. and (B) as to which appraisal rights have not been perfected, held immediately prior to the Effective Time now represents only the right to receive $5.50 per share in cash, without interest (the “Common Stock Merger Price”); and (ii) each share of Series I Preferred Stock, par value $0.01 per share, of Aristotle (A) not owned by Geneve and (B) as to which appraisal rights have not been perfected, held immediately prior to the Effective Time now represents only the right to receive $7.00 per share in cash, without interest, plus accrued and unpaid dividends to the Effective Time of $.0875 per share.

In connection with the Merger, outstanding stock options not exercised prior to the Effective Time were cancelled and exchanged into the right to receive the Common Stock Merger Price, less the option exercise price (and any applicable withholding taxes).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE ARISTOTLE CORPORATION

(Registrant)

By:   /s/ H. William Smith

Name

H. William Smith

Title:

Vice President, General Counsel

and Secretary

Date: November 18, 2009